Exhibit 99.1
GeoEye, Inc. Commences Cash Tender Offer and Consent Solicitation for its Floating Rate
Senior Secured Notes Due 2012
     DULLES, Va. (Sept. 11, 2009) — GeoEye, Inc. (NASDQ: GEOY) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding $250.0 million aggregate principal amount of Floating Rate Senior Secured Notes due 2012 (the “Notes”). In conjunction with the Tender Offer, GeoEye is also soliciting consents (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) to adopt certain proposed amendments to the indenture under which the Notes were issued that would eliminate substantially all of the restrictive covenants and certain event of default provisions and modify certain other provisions. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated Sept. 11, 2009.
     The Offer is scheduled to expire at midnight, New York City time, on Oct. 8, 2009, unless extended or earlier terminated (the “expiration date”). The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment will be $1,070, which includes the consent payment of $30 per $1,000 principal amount of Notes. In order to receive the total consideration, holders of Notes must tender and not withdraw their Notes and deliver and not revoke their corresponding consents on or prior to the consent deadline, which is 5:00 p.m., New York City time, on Sept. 24, 2009, unless extended or earlier terminated. Holders of Notes who tender their Notes after the consent deadline and on or prior to the expiration date will only receive the tender offer consideration of $1,040 per $1,000 principal amount of Notes, which is the total consideration minus the consent payment. In addition to the total consideration or the tender offer consideration, as applicable, holders of Notes that are purchased in the Offer will receive accrued and unpaid interest from the most recent interest payment date on the Notes to, but not including, the applicable settlement date. Holders of approximately 64% of the outstanding principal amount of Notes have indicated that they intend to tender their Notes and deliver consents prior to the consent deadline.
     Holders of Notes who desire to tender their Notes must consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their related Notes. A holder of Notes may not revoke its consent without withdrawing the Notes tendered pursuant to the Offer. Holders of Notes may withdraw their tenders and revoke their consents at any time at or prior to the consent deadline but not thereafter.
     The Offer is conditioned upon the satisfaction of, or, where applicable, GeoEye’s waiver of, certain conditions, including (a) the consummation of a financing on terms satisfactory to GeoEye and resulting in the receipt by GeoEye of proceeds in an amount sufficient finance the Offer and the redemption of any Notes that remain outstanding after the expiration of the Offer, (b) the tender of at least a majority in principal amount of the outstanding Notes at or prior to the consent deadline (thereby obtaining the requisite consents for the proposed amendments to the indenture governing the Notes), (c) the execution of the supplemental indenture implementing the proposed amendments to the indenture governing the Notes and (d) certain other conditions as described in the Offer to Purchase and Consent Solicitation Statement. If any of the conditions is not satisfied, GeoEye will not be obligated to accept for purchase, or to pay for, Notes tendered (and corresponding consents) and may delay the acceptance for payment of, any tendered Notes, in each event, subject to applicable laws, and may terminate, extend or amend the Offer and may postpone the acceptance for purchase of, and payment for, Notes so tendered.

     The primary purpose of the Consent Solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default and modify certain other provisions of the indenture under which the Notes were issued. GeoEye currently intends to redeem any Notes that remain outstanding after the expiration of the Offer and to exercise its rights under the indenture to satisfy and discharge the indenture governing the Notes. This press release does not constitute a notice of redemption under the optional redemption provision of the indenture governing the Notes.
     This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related transmittal documents.
     Requests for documents may be directed to IPREO, the Information Agent, at (877) 746-3583 or (201) 499-3500.
     J.P. Morgan Securities Inc. will act as Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to J.P. Morgan Securities Inc. at (800) 245-8812.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
     This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to the Tender Offer and any financing related thereto, growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, the satisfaction of conditions to the Offer, the ability to obtain financing on terms satisfactory to GeoEye and resulting in the receipt by GeoEye of proceeds in an amount sufficient finance the Offer, and those risks and uncertainties described in “Risk factors” included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008, which we filed with the Securities and Exchange Commission (“SEC”) on April 2, 2009, and our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and June 30, 2009, which we filed with the SEC on May 12, 2009 and Aug. 10, 2009, respectively. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at (703) 480-5672.